                                                                   Exhibit 10.27
                         NEWPORT NEWS SHIPBUILDING INC.
                              ANNUAL INCENTIVE PLAN


Article I. Purpose

        The purpose of the Annual Incentive Plan (the "Plan") is to advance the interests of Newport News Shipbuilding Inc. (the "Company") shareholders, by tying a significant portion of executive compensation to corporate performance measures. Payments made to executives under the Plan will satisfy the Company's need to attract, retain and motivate key executive talent.


Article II.   Definitions

        When used in this document the following terms shall have the meanings set forth below:

     A.   NNS and Company means Newport News Shipbuilding Inc.

     B.   Board means the Board of Directors of Newport News Shipbuilding Inc.

     C.   Cause means the commission of any of the following acts by a
          Participant:

          (1) an intentional act of fraud embezzlement or theft in connection with his/her duties or in the course of his/her employment with NNS,

          (2)  intentional, wrongful damage to property of NNS,

          (3) intentional, wrongful disclosure of secret processes or of confidential information of NNS, or

          (4)  intentional violation of NNS code of conduct or ethics.

     D. Code means the Internal Revenue Code of l986, as amended from time to time, and the regulations thereunder

     E. Committee means the Board's Compensation and Benefits Committee, which shall consist solely of at least two outside directors within the meaning of Code section 162(m)(3)(C)(i).

     F. Participant means an employee of NNS who participates in the Plan in accordance with Article 4.

     G. Plan means the Newport News Shipbuilding Inc. Annual Incentive Plan, as set forth in this document and as may be amended from time to time.

     H. Salary means the salary earned by a Participant during a plan year from employment with NNS. For purposes of this Plan, Salary shall include salary earned pursuant to any holiday, vacation, or sick leave policy of NNS, salary deferred pursuant to any Internal Revenue Code section 401(k) plan and nonqualified deferred compensation plan maintained by NNS, and salary contributed pursuant to any Internal Revenue Code section 125 plan maintained by NNS. Except as otherwise provided in the preceding sentence, Salary shall not include any amount payable pursuant to an employee benefit or incentive compensation plan.


Article III.  Committee Authority

     The Compensation and Benefits Committee of the Board shall have full discretion and authority to modify, interpret, and establish procedures for Plan administration.


Article IV.  Eligibility and Participation

     A. The individuals who are eligible to participate in the Plan are those key executives who, by the nature and scope of their positions, regularly and directly make or influence policy decisions which significantly impact the overall results or success of the Company. The Company will receive recommendations for participation from functional Staff Heads. Each such nominated executive shall become a Participant upon being approved by the Company. Non-employee directors of NNS will not be eligible to participate in the Plan.

     B. The Company may withdraw its approval of an existing position at any time during the Plan Year Participants whose employment is terminated during the Plan Year for reasons other than disability, death, or retirement under a Company retirement plan shall forfeit participation in the Plan unless otherwise authorized by the Company. At the sole discretion of the Company, participation may be prorated for participants who become disabled, die, retire or are assigned to a non-eligible position.

Article V.  Awards

     A. Payout Determination - Under the Plan, a Participant may become entitled to an award equal to a percentage (or percentages) of his/her Salary. The percentage(s) shall be established by the Committee and shall depend upon the position held by the Participant and the performance of NNS, measured by the relationship of one or more of the following measures (i) earnings per share, net profits, total shareholder return, cash flow, return on equity, return on assets, return on investment, and/or operating income to (ii) the objective(s) approved by the Committee for purposes of the Plan. The percentage(s) shall be determined in accordance with one or more schedules. NNS shall inform each Participant of the schedule of awards applicable to him/her.

     B. Establishment of Performance_Criteria - Annually, the Company, subject to the approval of the Committee, shall establish objectives as described in subsection (A) above. The Company may adjust the target incentive amount during the Plan Year to accommodate the admission or elimination of Participants to the Plan or to incorporate adjustments to individual incentive targets of Participants whose executive level changes during the Plan Year. Company incentive funds will be determined based on the budgeted objectives, each weighted to reflect appropriate emphasis. Anything herein to the contrary notwithstanding, no award shall be paid pursuant to this Plan unless and until the Committee has certified that such objective(s) and all other material terms of this Plan have been satisfied.

     C. Pro-rated Award - At the discretion of the Company, a Participant's annual award may be prorated in the event he/she participates in the Plan for less than an entire year and/or moves into a position covered under a different schedule of awards. In the event an award is prorated, the said award for which the Participant qualifies wil1 be determined by one of the following schedules:

               (1) Entry into Program - First quarter, 100% participation;
             second quarter, 75% participation; third quarter, 25% participation; fourth quarter, 0% participation.

               (2) Exit from Program - First quarter, 0% participation; second quarter, 25% participation; third quarter, 75% participation; fourth quarter, 100% participation.

          The Participant's award shall equal the sum of the partial awards computed by multiplying (i) the Salary earned by the Participant while covered under a schedule of awards by (ii) the percentage of Salary determined in accordance with such schedule.

     D. Payment of Award - A Participant's award shall be paid to him/her (or in the event of the Participant's death, to his/her estate or beneficiary as described below) in cash in a single lump sum during either the month of December of the Plan Year or the first quarter of the year following the end of each Plan year.

     E. Award Reductions - The Committee may determine to reduce any award determined under the Plan (including no award) but the Committee shall be precluded from increasing such award.


Article VI.  Forfeiture of Awards

        Notwithstanding comments in Article V to the contrary, a Participant who resigns from NNS or is dismissed for Cause prior to receipt of his/her award shall forfeit such award, unless otherwise authorized by the Company.

Article VII.  Designation of Beneficiary

          In the event of the Participant's death during the Plan Year, the beneficiary(ies) to receive any payment under the Plan that was not made prior to the Participant's death, shall be the same beneficiary(ies) designated by the Participant to receive proceeds from the company-provided life insurance policy held by the Participant under the Company's benefits program. Participants desiring to designate a different beneficiary under the Plan must notify the Company in writing at the following address:

                                            Human Resources Department
                                            Newport News Shipbuilding
                                            4101 Washington Avenue
                                            Newport News, Virginia 23607


Article VIII.  Administration

          This plan shall be administered by the Company in accordance with rules that may be established from time to time by the Committee. The determination of the Company as to any disputed question arising under this Plan, including the question of construction and interpretation, shall be final, binding, and conclusive for all persons.



Article IX.   Miscellaneous Provisions

          A. Tax Withholding - Payments pursuant to the Plan shall be reduced by amounts sufficient to satisfy any Federal, State, and/or local tax withholding requirements.

          B. Continuance of Employment - The Plan does not confer on any Participant any right to continue in the employ of the company on any basis.

          C. Assignment of Award - A Participant may not assign, sell, transfer, alienate or encumber any part of the award payment without the Committee's prior written consent.


Article X.   Duration, Amendment and Termination of Plan

        The Plan shall take effect on January 1, 1997 The Committee may amend, suspend or terminate the Plan at any time. In no event, however, may any such amendment or modification result in an increase in the amount of compensation payable pursuant to the award.

Article XI.   Conflicts and Inconsistencies

        In the event of conflict or inconsistency between the provisions of this Plan and any provision or provisions of the Newport News Shipbuilding Inc. Change-in-Control Severance Benefit Plan for Key Executives (the "Benefit Plan"), the applicable provision or provisions of the Benefit Plan will control.


Article XII.  Governing Law

        This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and entirely to be performed within such jurisdiction except to the extent federal law may be applicable.


IN WITNESS WHEREOF, Newport News Shipbuilding Inc. has adopted the foregoing instrument effective as of January l, 1997


                                        NEWPORT NEWS SHIPBUILDING INC.


                                        BY: _______________________________





ATTEST:


--------------------------------